PRESS RELEASE Steve Cantor VP of Corporate Relations T +1 978-436-6500 irelations@entegris.com

Exhibit 99.1

ENTEGRIS INITIATES QUARTERLY CASH DIVIDEND

BILLERICA, Mass., October 18, 2017 - Entegris, Inc. (NasdaqGS: ENTG), a leading specialty materials provider, today announced that its Board of Directors has approved an initial quarterly cash dividend of $0.07 per share to be paid on November 22, 2017 to shareholders of record on the close of business on November 1, 2017.
Bertrand Loy, president and chief executive officer, said: “The decision to initiate a cash dividend is a natural evolution of our capital allocation strategy and reflects our confidence in the company’s future and our commitment to create shareholder value. Our stable business model and healthy cash flow enable us to simultaneously invest in growing our business, pay down our debt, make modest share repurchases and return cash to shareholders, all while maintaining flexibility for future M&A.”
ABOUT ENTEGRIS
Entegris is a leading specialty materials provider for the microelectronics industry and other high-tech industries. Entegris is ISO 9001 certified and has manufacturing, customer service and/or research facilities in the United States, China, France, Germany, Israel, Japan, Malaysia, Singapore, South Korea and Taiwan. Additional information can be found at www.entegris.com.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements related to the Company's capital allocation strategy, which may be modified at any time for any reason, including share repurchases, dividends, debt repayments and potential M&A; and other matters. These statements involve risks and uncertainties, and actual results may differ. These risks and uncertainties include, but are not limited to, our ability to generate sufficient cash flow to fund our capital allocation strategy; weakening of global and/or regional economic conditions, generally or specifically in the semiconductor industry, which could decrease the demand for our products and solutions; our ability to meet rapid demand shifts; our ability to continue technological innovation and introduce new products to meet our customers' rapidly changing requirements; our concentrated customer base; our ability to identify, effect and integrate acquisitions, joint ventures or other transactions; our ability to protect and enforce intellectual property rights; operational, political and legal risks of our international operations; our dependence on sole source and limited source suppliers; the increasing complexity of certain manufacturing processes; raw material shortages and price increases; changes in government regulations of the countries in which we operate; and other risk factors and additional information described in our filings with the Securities and Exchange Commission, including under the heading “Risks Factors" in Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, filed on February 17, 2017, and in our other periodic filings. The Company assumes no obligation to update any forward-looking statements or information, which speak as of their respective dates.

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Media Contact, U.S. and Europe:
Lora Martinez
Impress Labs
+1 303 941 6110
lora@impresslabs.com

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ENTEGRIS, INC.	129 Concord Road, Building 2	T + 1 978 436 6500
entegris.com	Billerica, MA 01821 USA	F + 1 978 436 6745